Exhibit 99.1

Contact: Beacon Power Corporation
978-694-9121

James Spiezio
spiezio@beaconpower.com

Gene Hunt
hunt@beaconpower.com

Beacon Power Announces Fourth-Quarter, Fiscal Year 2006 Results

WILMINGTON, Mass. – March 30, 2007 -- Beacon Power Corporation (NASDAQ: BCON), a company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, announced its financial results for the fourth quarter and fiscal year ended December 31, 2006.

For the fiscal year ended December 31, 2006, Beacon Power reported a net loss of $12.2 million, or ($0.21) per share, compared with a net loss in 2005 of $9.3 million, or ($0.20) per share. The higher loss is primarily attributable to a non-cash charge of $2.3 million for stock compensation expense recorded upon the adoption of Statement of Financial Accounting Standards No. 123(R) (SFAS 123R) during 2006. SFAS 123R requires the expensing of share-based awards. The Company recorded a non-cash charge of $2,333,000 for the year ended December 31, 2006, and $646,000 for the year ended December 31, 2005, for share-based compensation expense, which is reflected in research and development expense and selling, general and administrative expenses. In addition, in 2006 we increased our spending on research and development of the Company’s Smart Energy 25 flywheel.

Despite the increased expenses associated with the development of the Smart Energy 25 flywheel, net cash used in operating activities was actually reduced year over year, from $8.9 million in 2005 to $8.4 million in 2006.

For the fourth quarter of 2006, the Company reported a net loss of $2.9 million, or ($0.04) per share, compared to a net loss of $3.2 million, or ($0.07) per share, for the fourth quarter of 2005. The higher loss during the fourth quarter of 2005 was due to nonrecurring expenses of $1.3 million relating to a proposed acquisition that was terminated, partially offset by increases in stock compensation expense and research and development spending in 2006.

During the fourth quarter of 2006, Beacon Power incurred costs of $1,235,000 in selling, general and administrative expense, compared to $2,204,000 in the fourth quarter of 2005. Research and development expense was $1,285,000 during the fourth quarter of 2006, compared to $414,000 in the fourth quarter of 2005. Total operating expenses for the three months ended December 31, 2006, were $3,031,000 compared to $3,117,000 for the same period in 2005, which is a net decrease of $86,000.

Beacon Power Corporation • 234 Ballardvale St. Wilmington, MA 01887 • Phone: 978.694.9121
Fax: 978.694.9127
www.beaconpower.com

Beacon Power Announces Fourth Quarter 2006 Financial Results/2

At December 31, 2006, the Company had $5.3 million in cash and cash equivalents, with working capital of $3.3 million. On February 15, 2007, the Company raised an additional $10.6 million by selling approximately 11.8 million shares of common stock and warrants to purchase 5.9 million shares at an exercise price of $1.33 per share. Beacon will use these funds to complete the development of the Smart Energy 25 flywheel and Smart Energy Matrix™. The Company anticipates having its first commercial megawatt of frequency regulation in service in April 2008. The company will need to raise additional equity to execute its business plan and continue as a going concern. Because of the continued uncertainty of successfully completing the required financing, the Company’s independent registered public accounting firm has maintained an explanatory paragraph related to a going concern uncertainty in their Audit Report on the Company’s Annual Report on Form 10-K for the fiscal  year ended December 31, 2006. The Company’s key milestones achieved during 2006 included the following:

•                  Built, installed and began formal field trial of flywheel frequency regulation demonstration system in New York State (with successful outcome in March 2007)

•                  Began formal field trial of flywheel frequency regulation demonstration system in California (successfully completed in January 2007)

•                  Awarded a $752,000 contract from the U.S. Department of Energy to design a 20-megawatt flywheel frequency regulation plant

•                  Achieved full speed during development testing of next-generation Smart Energy 25 flywheel

•                  Finalized an analysis highlighting the dramatic reduction in greenhouse gas emissions made possible by flywheel frequency regulation as compared to conventional methods

•                  Received certification from the California ISO for the use of Beacon flywheel technology to provide regulation services in the state.

“In 2006 we made significant progress toward our goal of providing commercial frequency regulation services to the nation’s electricity grid,” said Bill Capp, Beacon President and CEO. “In 2007, we expect to complete development of our next-generation flywheel, the Smart Energy 25, which will be the core component of our commercial systems. We also expect to begin ramping up our manufacturing capacity on the Company’s Smart Energy 25 flywheel, in addition completing the design of our 20-megawatt frequency regulation plant and choosing where to build the first facility. In 2008 we expect to begin providing commercial frequency regulation services to the grid.”

About Beacon Power

Beacon Power Corporation designs and develops advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, now in development following the successful conclusion of scale-power demonstrations in two states, is a prototype for a non-polluting, megawatt-level, utility-grade flywheel-based solution that would provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Beacon Power Announces Fourth Quarter 2006 Financial Results/3

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation's current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; the possibility that our stock may be removed from the Nasdaq Stock Market if we are unable to meet minimum bid price or other compliance criteria; conditions in target markets; limited experience manufacturing any product and no experience supplying frequency regulation services on a commercial basis; limited commercial contracts for sales to date; the dependence of sales on the achievement of product development and commercialization milestones, including design modifications that may be needed following a recent malfunction that occurred while testing a prototype flywheel; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which Beacon hopes to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully complete product development; dependence on third-party suppliers; the potential for intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; the complexity and other challenges of arranging project finance and resources for one or more frequency regulation power plants; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the recent volatility in the stock price of companies operating in the same sector. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation's filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.

Beacon Power Announces Fourth Quarter 2006 Financial Results/4

BEACON POWER CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005

Revenue	$193,200	$228,756	$968,577	$1,487,258
Cost of goods sold	155,773	223,223	845,102	1,575,240
Gross profit	37,427	5,533	123,475	(87,982)

Operating expenses:
Selling, general and administrative	1,235,352	2,203,946	6,508,375	6,334,219
Research and development	1,285,454	414,000	4,747,685	1,408,233
Loss on sales and contract commitments	418,108	477,732	1,384,978	1,534,298
Depreciation and amortization	22,917	20,928	95,669	83,031
Casualty loss	69,084	—	69,084	—
Total operating expenses	3,030,915	3,116,606	12,805,791	9,359,781

Loss from operations	(2,993,488)	(3,111,073)	(12,682,316)	(9,447,763)

Other income, net	89,306	(47,808)	518,878	135,659
Loss to common shareholders	$(2,904,182)	$(3,158,881)	$(12,163,438)	$(9,312,104)

Loss per share, basic and diluted	$(0.04)	$(0.07)	$(0.21)	$(0.20)
Weighted-average common shares outstanding	59,442,592	54,364,893	59,080,224	47,665,868

Beacon Power Announces Fourth Quarter 2006 Financial Results/5

BEACON POWER CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$5,251,337	$13,890,162
Accounts receivable, trade	506,402	588,440
Unbilled costs on government contracts	133,240	437,759
Prepaid expenses and other current assets	777,276	777,385
Total current assets	6,668,255	15,693,746
Property and equipment, net	415,406	212,296
Restricted cash	174,346	219,568
Total assets	$7,258,007	$16,125,610

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$453,077	$137,290
Accrued compensation and benefits	456,075	151,318
Other accrued expenses	834,832	844,742
Advance billings on contracts	445,719	74,820
Accrued contract loss	821,032	548,614
Restructuring reserve	347,408	713,469
Total current liabilities	3,358,143	2,470,253

Stockholders’ equity:
Common stock	595,247	587,000
Deferred stock compensation	—	(1,063,145)
Additional paid-in-capital	154,426,395	153,089,842
Deficit accumulated during the development stage	(150,408,939)	(138,245,501)
Less: treasury stock, at cost	(712,839)	(712,839)
Total stockholders’ equity	3,899,864	13,655,357

Total liabilities and stockholders’ equity	$7,258,007	$16,125,610

CONTACT:
Beacon Power Corporation
James Spiezio
978-694-9121
spiezio@beaconpower.com

Gene Hunt
978-694-9121
hunt@beaconpower.com

SOURCE:
Beacon Power Corporation